Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 10, 2026, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Wheels Up Experience Inc. on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said reports in the Registration Statements of Wheels Up Experience Inc. on Forms S-3 (File No. 333-284063 and File No. 333-258418) and on Forms S-8 (File No. 333-287957, File No. 333-287956, File No. 333-287953, File No. 333-280065, File No. 333-280062, File No. 333-272347 and File No. 333-259636).

/s/ GRANT THORNTON LLP

New York, New York
March 10, 2026